Pat Tuttle
SVP, Global Human Resources
 Orion Engineered Carbons LLC
4501 Magnolia Cove Drive Suite 106 Kingwood, TX 77345
Email: pat.tuttle@orioncarbons.com
Phone: +1 832-445-3303
Fax +1 832 445-3333 Mobile +1 832 418-1572

*** Supersedes October 4, 2019 Offer Letter *** October 23, 2019 Lorin James Crenshaw 4600 Binfords Ridge Road Charlotte, NC 28226 Email: lorincrenshaw@yahoo.com

Dear Lorin,

I am pleased to confirm the offer to you for the position of Chief Financial Officer for Orion Engineered Carbons S.A., reporting to Corning Painter, Chief Executive Officer. Commencement of your employment with the US legal entity Orion Engineered Carbons LLC will be scheduled on November 4, 2019.

Your starting salary will be $15,384.62 payable bi-weekly ($400,000.00 on an annual basis). Our current 401(k) plan provides company matching contributions of dollar-for-dollar on the first 2% of employee’s contribution, and fifty cents per dollar on the next 4% [total 4% company on employee 6%]; other benefits programs and Company policies will be discussed in detail at your orientation.

Due to your length of work experience, beginning in 2019 you will be eligible for 20 days of vacation per year, and will remain at that level until Company policy grants a higher level of entitlement based on years of service. Your vacation entitlement in 2019 will be prorated based on your start date. Our current year holiday schedule is enclosed.

You will be eligible to participate in the Company’s Bonus Plan at a target level of 65%, with a prorated entitlement in 2019. The bonus is normally paid by April of the following year and is payable only if you are actively employed on the date of payout. In addition, you will participate in our Long-Term Incentive Plan at 100% of base salary also with a prorated entitlement in 2019.

You will be provided a sign on Restricted Stock Unit (RSU) grant with a grant value of $200,000 after you start with Orion. These RSUs will vest by one-third each October 31st from 2020 to 2022. In addition, you will receive a sign on bonus in amount of $180,000, subject to your signing a repayment agreement for this bonus should you voluntarily resign within 12 months of your hire date. The first $100,000 of the sign-on bonus will be paid no later than 30 days after your start with Orion and the remaining $80,000 will be paid in March, 2020.

You are eligible for relocation benefits under the Company Relocation Policy; the policy is enclosed. Our relocation management company is Relocation Synergy. They will contact you directly. Note that relocation benefits are subject to you signing our Relocation Repayment Agreement Form. In addition to the benefits outlined in the policy, we will provide up to 90 days of temporary housing assistance.

You will need to complete the following: a) your signing the enclosed Confidentiality and Proprietary Rights Agreement, and the Non-Compete, Non-Solicitation and Conflict of Interest Agreement; b) verification of your academic credentials; and c) a satisfactory reference/background check. You must satisfactorily complete a “pre-employment” physical examination that includes a Drug Screening. The physical must be taken no earlier than 30 days before you begin employment. Please contact Jacquelyn McWhorter at 832-405-8097 to coordinate scheduling of an appointment. The clinic will invoice us directly. You must fast for 12 hours prior to the exam, refrain from smoking, and drink water only.

You will also need to provide us with evidence of your eligibility to be legally employed in the United States as required by Federal Law. Please review the enclosed ‘List of Acceptable Documents’ and bring the original document(s) with you on your first day of work.

The regulations and policies of the Orion Engineered Carbons LLC will govern your employment. The Company may unilaterally amend these regulations and policies from time to time.

There are no agreements or understandings with respect to the employment except as expressly referenced herein and in the Employment Application. This agreement supersedes all prior discussions and negotiations with respect to the employment. This job offer is limited to the terms and conditions contained herein, and it may be amended only in writing signed by an authorized representative of the Company.

Employment at Orion Engineered Carbons LLC is At-Will. The Company reserves the right to change any of these policies, services or benefits at any time with or without notice. As an At-Will employee, either the Company or the At-Will employee can terminate the employment relationship at any time, for any or no reason, with or without notice.

Should you these revised terms, please indicate your agreement with the conditions described herein by signing this letter and returning it to me by October 28, 2019 along with a copy of the OEC Signing Bonus Repayment Agreement.

We are looking forward to your joining us and hope your career aspirations will be met within Orion Engineered Carbons. Feel free to call me if you have any questions.

Congratulations,

Patrick F. Tuttle
SVP, Global Human Resources

Read and Agreed:_____________________________ Date:___________________
Lorin James Crenshaw

Enclosures: Kingwood Holiday Schedule; Orion Benefits Handout; Confidentiality and Proprietary Rights Agreement; Noncompetition, Nonsolicitation, Nondisparagement Agreement; Conflict of Interest Agreement.